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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-A/A

                                 Amendment No. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) or (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               DETREX CORPORATION
             (Exact Name of Registrant as Specified in its Charter)



                MICHIGAN                                                    38-0480840
   (State of Incorporation or Organization)                   (I.R.S. Employee Identification No.)

        24901 Northwestern Highway,
      Suite 500, Southfield, Michigan                                         48075
   (Address of Principal Executive Offices)                                  (Zip Code)

         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

 Securities Act registration statement file number to which this form relates:
 1-04329

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

TITLE OF EACH CLASS TO BE SO                                     NAME OF EXCHANGE ON WHICH EACH
REGISTERED                                                       CLASS IS TO BE REGISTERED

None                                                             None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT: Preferred Stock Purchase Rights



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     Item 1. Description of Registrant's Securities to be Registered.

     Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission on Form 8-A, dated May 4, 1990 (the "Original Form 8-A"), by Detrex Corporation (the "Registrant"), relating to the rights distributed to the stockholders of the Registrant (the "Rights") in connection with the Rights Agreement dated as of May 4, 1990 (the "Original Rights Agreement"), between the Registrant and NBD Bank, N.A., as rights agent. The Original Form 8-A is incorporated by reference herein.

     On April 27, 2000, the Board of Directors of the Registrant (the "Board") authorized the amendment and restatement of the Original Rights Agreement, resulting in an Amended and Restated Rights Agreement, dated as of April 27, 2000 (the "Amended Rights Agreement"), between the Registrant and State Street Bank & Trust Company, as rights agent.

     The Amended Rights Agreement was adopted in the normal course of updating and extending the Original Rights Agreement which was scheduled to expire on May 4, 2000, and not in response to any acquisition proposal.

     In the Amended Rights Agreement, the Registrant has extended the expiration date of its rights plan to May 4, 2010, and has amended it to reflect prevailing stockholder rights plan terms. These amendments include, without limitation, the following: (a) amending the definition of Acquiring Person to prevent inadvertent triggering of the rights plan and (b) providing for a cashless exchange of the Rights, at the option of the Board of Directors of the Registrant. In addition, the Registrant also appointed State Street Bank & Trust Company as a successor rights agent.

     A copy of the Amended Rights Agreement is attached hereto as Exhibit 4 and is incorporated herein by reference. The foregoing discussion does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

     Item 2. Exhibits.

     Exhibit 4. Amended and Restated Rights Agreement dated as of April 27, 2000, between the Registrant and State Street Bank & Trust Company, as rights agent (incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 27, 2000).





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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                  DETREX CORPORATION


                                                  By: /s/ Gerald J. Israel
                                                  ------------------------------
                                                  Name: Gerald J. Israel
                                                  Title: Vice President, Finance

Date:  April 27, 2000